Exhibit 10.10

[Portions of this exhibit have been omitted because the information is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The omissions have been indicated by bracketed asterisks (“[***]”).]

Patent and Know-How License and Cooperation Agreement

This Patent and Know-How License and Cooperation Agreement (the “Agreement”), dated as of March 28, 2019 (the “Effective Date”), is by and between Applied DNA Sciences, Inc., a Delaware corporation, with an address of 50 Health Sciences Drive, Stony Brook, New York 11790, APDN (B.V.I.), Inc., a fully owned subsidiary of Applied DNA Sciences, Inc. with an address of PO Box, 3170, Road Town, Tortola, British Virgin Islands (collectively “Applied DNA” or “Licensor”) and ETCH BioTrace S.A., a Panama corporation and a fully owned subsidiary of TheraCann International Benchmark Corporation, with an address of International Business Park Unit 5B, Building 3860 Panama Pacifico, Republic of Panama, 000000 (“ETCH BioTrace” or “Licensee”). Applied DNA and ETCH BioTrace shall each be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor is the owner of entire right, title, and interest in and has the right to license to Licensee the Licensed Patents (as defined below), the Licensed Know-How (as defined below) and the Applied DNA Technology (as defined below);

WHEREAS, Licensee wishes to practice the Licensed Patents, the Licensed Know-How and the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use (as defined below) in the Territory (as defined below), and Licensor is willing to grant to Licensee a license to and under the Licensed Patents, the Licensed Know-How and Applied DNA Technology upon the terms and conditions set out in this Agreement; and

WHEREAS, the Parties further wish to collaborate on the strategic commercialization of the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 14.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applied DNA Technology” means Applied DNA’s proprietary or patented DNA tagging, DNA tag application and DNA tag authentication technologies marketed under SigNature® and/or CertainT® in the Exclusive and Non-Exclusive Fields of Use.

“Backup License” has the meaning set forth in Section 16.1.

“Backup License Event” means an event where the Licensor:

(a) is dissolved or liquidated or takes any corporate action for such purpose;

(b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;

(d) makes or seeks to make a general assignment for the benefit of its creditors; or

(e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(f) ceases its business operations generally, or ceases to function as a going concern or to conduct its operations in the normal course of business as previously conducted;

(g) ceases the manufacture of the Applied DNA Technology in the Exclusive or Non-Exclusive Field of Use; or

(h) fails to provide material aspects of the Applied DNA Technology to Licensee for a period of more than twenty (20) consecutive Business Days, wherein said failure is not caused by a Force Majeure Event or a Mutual Pricing Dispute.

“BL Exercise” shall mean written notice to Licensor of Licensee’s intention to exercise its rights under the Backup License.

“Business Day” means a day other than a Saturday, Sunday, or other day which commercial banks in New York, NY are authorized or required by Law to be close for business.

“Confidential Information” means any business or technical information that is disclosed hereunder by one Party or any of its Affiliates (the disclosing Party) to the other Party or any of its Affiliates (the receiving Party). Confidential Information shall include any and all technical and business information, whether written, oral or graphic, that representatives of either Party may disclose or reveal to the other Party, including but not limited to the Licensed Know-How, financial plans and records, Information, marketing plans, business strategies and relationships with third parties, client lists, present and proposed products, trade secrets, information regarding customers and suppliers, founders, employees and affiliates, that the receiving Party has a reasonable basis to believe is confidential to the disclosing Party and is treated by the disclosing Party as confidential. Confidential Information shall also include the terms of this Agreement. Samples provided by one Party to the other are understood to be Confidential Information of the providing Party. Such Confidential Information shall not include information that:

(a)	was known to the receiving Party prior to receipt from the disclosing Party, as documented in written records or publications that lawfully are in the possession of the receiving Party or known to the receiving Party prior to such receipt;

(b)	was lawfully available to the trade or to the public prior to receipt from the disclosing Party;

(c)	becomes lawfully available to the trade or to the public after receipt from the disclosing Party through no act or omission on the part of the receiving Party, its Affiliates or their directors, officers or employees;

(d)	corresponds in substance to any information received in good faith by the receiving Party from any third party and which is not subject to confidentiality limitations; or

(e)	is independently developed by an employee or agent of the receiving Party, without reference to information received from the disclosing Party subsequent to receipt of such information from the disclosing Party.

For all purposes of this Agreement, Confidential Information that is specific shall not be deemed to be within any of the specified exceptions merely because it is embraced by more general information in such exception. In addition, any combination of features shall not be deemed to be within any of the specified exceptions merely because individual features are in such exception, but only if the combination itself and its principle of operation are in such exception.

“Development Plan” has the meaning set forth in Section 7.3.

“Effective Date” means the date set forth in the preamble.

“Exclusive Field of Use” means cannabis sativa L and cannabis sativa L derivative products, excluding use in textiles.

“Force Majeure Event” has the meaning set forth in Section 19.2.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement” means any modification or enhancement to the Applied DNA Technology whether developed or owned by Licensor, including, but not limited to modifications and/or enhancements that increase performance, ease of use, efficacy, broaden functionality, reduce cost and/or marketability.

“Improvement Notice” has the meaning set forth in Sections 5.1.

“Improvement Patent(s)” means all patent applications, and all patents issuing therefrom, that claim Improvements, having a filing date or acquired by, transferred, or licensed to Licensor on or after the Effective Date.

“Knowledge” means the actual knowledge of Licensor and its Affiliates.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by Licensor pertaining to the Licensed Patents and useful in the sale, or use of the Applied DNA Technology, and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing.

“Licensed Patent(s)” means the patents and patent applications listed in Schedule A together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, international counterparts, and renewals of any of the foregoing.

“Licensed Patent Challenge” has the meaning set forth in Section 9.4.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.

“Mutual Pricing Dispute” has the meaning set forth in Section 7.4.

“Mutual Pricing Dispute Notice” has the meaning set forth in Section 7.4.

“Non-Exclusive Field of Use” means cannabis sativa L and cannabis sativa L derivative products for use in textiles.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Representatives” means a party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Staged Payments” has the meaning set forth in Section 6.1.

“Sublicensee or Sublicensees” means any Person to whom or which Licensee grants a sublicense, in whole or in part, under this Agreement.

“Supply Agreement” has the meaning set forth in Section 18.1(b).

“Term” has the meaning set forth in Section 15.1.

“Territory” shall mean worldwide.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2.	License Grant.

2.1   Patent and Know-How License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a sublicensable, pursuant to Section 4, exclusive right and license under the Licensed Patents and Licensed Know-How to use, offer to sell, sell and import the Applied DNA Technology in the Exclusive Field of Use in the Territory. Subject to the terms and conditions of this Agreement, Licensor hereby also grants to Licensee during the Term a sublicensable, pursuant to Section 4, non-exclusive right and license under the Licensed Patents and Licensed Know-How to use, offer to sell, sell and import the Applied DNA Technology in the Non-Exclusive Field of Use in the Territory.

2.2  Limited Grant. Except for the rights and licenses granted by Licensor under this Section 2, or otherwise set forth hereunder, this Agreement does not grant to Licensee or any other Person any right, title, or interest by implication, estoppel, or otherwise. All rights, titles, and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.

3.	Transfer of Licensed Know-How. Licensor shall, within thirty (30) Business Days after the Effective Date, disclose the Licensed Know-How to Licensee. During the Term, upon reasonable notice and during Licensor’s normal business hours, Licensor shall (a) designate one or more technical liaisons for communications with Licensee’s technical staff, and (b) provide Licensee with all necessary technical assistance from Licensor’s technical liaisons to answer Licensee’s questions concerning the use of the Licensed Know-How as Licensee reasonably requests.

4.	Sublicensing.

4.1 Scope of Sublicense. No sublicense shall exceed the scope of rights granted to Licensee hereunder. Licensee shall require all sublicensees to be in writing and to: (a) include an agreement by the Sublicensee to be bound by the terms and conditions of this Agreement; (b) include Licensor’s right to enforce its rights in the Licensed Patents and Licensed Know-How; (c) provide that the term of the sublicense thereunder shall not extend beyond the Term; and (d) indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense. Licensee shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its Sublicensees. In the event of the termination or expiration of this Agreement, all sublicense rights shall terminate effective as of the termination or expiration of this Agreement.

4.2 Licensee Liability. Notwithstanding any sublicense agreement, Licensee shall remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in this Agreement, including the payment of all consideration hereunder. Any act or omission of a Sublicensee that would be a breach of this Agreement if committed or omitted by Licensee will be a breach by Licensee. Each sublicense agreement shall contain a right of termination by Licensee for the Sublicensee’s: (a) breach of any payment; or (b) breach of any other terms or conditions of the sublicense agreement that is also set forth, in substance, in this Agreement, which breach would constitute a breach of this Agreement if Licensee failed to comply therewith. In the event of a Sublicensee breach of these obligations, and if after a reasonable cure period provided in the sublicense agreement, not to exceed sixty (60) Business Days, the Sublicensee fails to cure the Sublicensee breach, then Licensee shall terminate the sublicense agreement by written notice to the Sublicensee within five (5) Business Days thereafter and concurrently provide a copy of such notice to Licensor.

4.3 Notice of Sublicense Agreement. Licensee shall deliver to Licensor a true, complete, and correct copy of each sublicense agreement entered into by Licensee, and any modification or termination thereof, within five (5) Business Days following the applicable execution, modification, or termination of the sublicense agreement.

5.	Improvements

5.1  Notice of Improvements. No later than five (5) Business Days after the filing date or, where applicable, the effective date of any assignment or transfer to Licensor, of any relevant Improvement Patents, Licensor shall provide written notice to Licensee (“Improvement Notice”) that identifies each Improvement Patent and its filing or acquisition date and includes a summary of the subject matter claimed in each Improvement Patent/copy of each Improvement Patent. Immediately upon delivery of the Improvement Notice to Licensee, and with no additional action required of the Licensee, each Improvement Patent shall be a Licensed Patent. Licensor further agrees to license said Improvement know-how to Licensee in the Exclusive and Non-Exclusive Fields of Use for the Term.

5.2 Ownership of Improvements – Licensor. Subject to the terms of this Agreement, all right, title and interest in the Improvements conceived, made or reduced to practice in whole or in part by Licensor during the Term of this Agreement, and all of Licensor’s patents and patent applications claiming any of the same, shall remain the sole property of Licensor.

5.3 Ownership of Improvements – Licensee. All right, title, and interest in any Improvements conceived, made, or reduced to practice in whole or in part by Licensee during the Term of this Agreement, and all of Licensee’s patents and patent applications claiming any of the Improvements, shall be jointly owned by the Parties. Licensor agrees to exclusively license its ownership interest in Improvements to Licensee in the Exclusive and Non-Exclusive Fields of Use in the Territory for the Term without additional compensation under this Agreement.

6.	Payments to Licensor.

6.1 Staged Payments. In consideration of the rights granted under Section 2, Licensee shall make the following series of non-refundable payments to Licensor as follows (the “Staged Payments”):

(a)	$1,000,000 USD on or before April 15, 2019;

(b)	$2,000,000 USD on or before June 30, 2019; and

(c)	$2,000,000 USD on or before August 15, 2019

6.2 Payment upon Sale of Licensee. If Licensee is purchased or otherwise acquired by a third-party, Licensor shall be entitled to twenty-five percent (25%) of the purchase price consideration, whether such consideration is in the form of cash, equities or a combination thereof. Payment to Licensor under this Section 6.2 shall be made with thirty (30) Business Days of the closing of the transaction.

7.	Conversion to Non-Exclusive License

7.1 Minimum Cash Payments. Licensee agrees that during the Term, Licensee (or its Sublincensees) must meet the following annual cash payment minimums to Licensor in order to maintain the exclusive license provided in Section 2.1:

Year	Annual Cash Min. Payment
1	$0
2	$2,000,000
3	$7,000,000
4	$10,000,000
5-9	$12,000,000
10 - 14	$16,000,000
15- term	$20,000,000

The Parties agree that the above annual cash payment minimums to Licensor may be comprised of any combination of cash payments from Licensee or any Sublicensee for DNA taggant, profit share, DNA authentication devices/reagents, DNA authentication services, project fees, other service or product fees, and/or other cash payments. Each annual cash payment minimum term shall be calculated from the Effective Date anniversary.

7.2 Conversion to Non-Exclusive License. Subject to Section 7.3, in the event Licensor does not receive the applicable annual cash payment minimum from Licensee or any Sublicensee, the exclusive license grant in Section 2.1 shall become non-exclusive for the Term. All other terms of this Agreement shall remain unchanged.

7.3 Joint Development Plan. In lieu of the annual cash payment minimums for years 1 and 2, the Parties agree to create, within sixty (60) Business Days of the Effective Date, a mutually agreeable development plan for Licensee’s commercialization of the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use (the “Development Plan”). The Development Plan will contain Licensee commercialization milestones that shall be met by Licensee in lieu of annual cash payment minimums for years 1 and 2. Licensee’s failure to meet the commercialization milestones in the Development Plan shall be curable by either: the payment of the annual cash payment due; or meeting the applicable commercialization milestones in the Development Plan within sixty (60) Business Days of Licensor’s written notice to Licensee of Licensee’s failure to meet such applicable commercialization milestone. Licensee’s failure to meet the applicable commercialization milestone within the 60 Business Day cure period, wherein said failure is not cause by a Force Majeure Event, shall result in the exclusive license grant in Section 2.1 reverting to a non-exclusive license grant for the Term. All other terms of this Agreement shall remain unchanged.

7.4 Pricing Dispute. If after good faith negotiations, the Parties cannot reach mutually agreeable pricing as set forth in Section 18 for a period of more than fifteen (15) consecutive Business Days (a “Mutual Pricing Dispute”), Licensee shall provide written notice to Licensor of the pricing dispute (the “Mutual Pricing Dispute Notice”). If the Mutual Pricing Dispute is not resolved between the Parties within seven (7) Business Days of Licensor’s Mutual Pricing Dispute Notice, the annual cash payment minimum(s) applicable during the Mutual Pricing Dispute shall be reduced pro rata according to the duration of the Mutual Pricing Dispute utilizing the following formula: (((value of applicable annual cash payment minimum)/261) x (number of Business Days of the Mutual Pricing Dispute)) x (dispute value/historical 12 month sales))). If a Mutual Pricing Dispute occurs within a time period encompassing more than one annual cash payment minimum period, the aforementioned formula shall be used to calculate the pro rata annual cash payment minimum reduction for each applicable annual cash payment minimum period.

If a Pricing Dispute is not resolved between the Parties within thirty (30) Business Days of the Mutual Pricing Dispute Notice, the Parties agree to submit their dispute to a mutually agreeable third-party mediator whose decision on pricing shall be binding for a period of one (1) year. If the Mutual Pricing Dispute is submitted to a third-party mediator, the Mutual Pricing Dispute shall be deemed resolved upon the date of the mediator’s decision.

8.	Patent Prosecution and Maintenance.

8.1 Patent Prosecution. Subject to Section 8.2 and 8.3, for each patent application and patent under the Licensed Patents, Licensor shall:

(a)  prepare, file, and prosecute such patent application:

(b)  maintain such patent;

(c)  pay all fees and expenses associated with its activities pursuant to Section 8.1(a) and Section 8.1(b);

(d)  keep Licensee currently informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(e) notify Licensee six (6) months prior to the national phase entry deadline for obtaining patent protection in any country or region of the world under the Licensed Patents, and shall timely file national (or regional) stage patent applications in accordance with Section 8.2(c) of this Agreement; and

(f)  notify Licensee in writing of any additions, deletions, or changes in the status of such patent or patent application.

8.2 Abandonment.

(a) Licensor wishes to abandon any patent application or patent in respect of a Licensed Patent, it shall give Licensee one-hundred-eighty (180) calendar days’ prior written notice of the desired abandonment, and Licensor shall not abandon any such Licensed Patent except upon the prior written consent of Licensee. On Licensee’s request, which may be provided at any time after the notice of desired abandonment, Licensor shall assign to Licensee any such patent application or patent that the Licensor wishes to abandon. Effective as of the effective date of the assignment, such patent application or patent shall no longer be a Licensed Patent.

(b) Licensee reasonably believes that Licensor, for any reason, is not diligently prosecuting or maintaining any patent application or patent in respect of a Licensed Patent, Licensee shall provide written notice to Licensor of the perceived prosecution and/or maintenance deficiency. Licensor shall have sixty (60) days to cure the deficiency to the reasonable satisfaction of Licensee. If after the 60 day cure period Licensee reasonable believes that Licensor has not cured the perceived prosecution and/or maintenance deficiency, the Parties shall submit their dispute to a mutually agreeable third-party mediator. In the event the third-party mediator concludes that Licensor has failed to cure the prosecution and/or maintenance deficiency raised by Licensee, Licensor shall immediately assign such patent application or patent to Licensee. Effective as of the effective date of the assignment, such patent application or patent shall no longer be a Licensed Patent.

(c) Licensee shall provide a list of countries or regions where patent protection is sought within forty five (45) days of receiving a notice under 8.1(e) of this Agreement. The Parties shall agree on a filing strategy for each country and Licensor shall pay for patent application filings, translations, attorneys fees, prosecution costs and fees, and patent maintenance fees. Should Licensee require patent protection in regions or countries not agreed to by Licensor, Licensor shall assign the right to file, own and prosecute national stage patent applications in such countries or regions to Licensee, such national stage patent applications shall include those claiming priority to PCT/US19/16385 and any related patent applications, but not those whose international filing date has lapsed as of the Effective Date of this Agreement.

8.3 Vesting of Prosecution and Maintenance Obligations. In the event the Licensor:

(a) takes any corporate action for dissolution or liquidation;

(b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;

(d) makes or seeks to make a general assignment for the benefit of its creditors; or

(e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

for each patent application and patent under the Licensed Patents, the obligation to:

(i) prepare, file, and prosecute such patent application:

(ii) maintain such patent; and

(iii) pay all fees and expenses associated with its activities pursuant to Section 8.3(i) and Section 8.1(ii);

shall immediately vest with the Licensee.

9.	Enforcement of Licensed Rights

9.1 Notice of Infringement or Third-Party Claims. If (a) either Party believes that a Licensed Patent or Licensed Know-How is being infringed or misappropriated by a third party in the Exclusive and/or Non-Exclusive Field of Use in the Territory, or (b) if a third party alleges that any Licensed Patent is invalid or unenforceable, or claims that the Applied DNA Technology, or its use, development, manufacture, or sale infringes such third party’s intellectual property rights in the Exclusive and/or Non-Exclusive Field of Use in the Territory, the party possessing such belief or awareness of such claims shall promptly provide written notice to the other party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

9.2 Right to Bring Action or Defend.

(a) Subject to Section 9.3(b), Licensor has the sole right and discretion to prevent or abate any actual or threatened misappropriation or infringement and attempt to resolve any claims relating to the Licensed Patents and Licensed Know-How, including by (a) prosecuting or defending any inter-partes review, post-grant review, covered business method patent review, opposition, derivation, interference, declaratory judgment, federal district court, US Patent and Trademark Office, US International Trade Commission, or other proceeding of any kind, and (b) taking any other lawful action that Licensor, in its sole discretion, believes is reasonably necessary to protect, enforce, or defend any Licensed Patent or Licensed Know-How. Licensor has the right to prosecute or defend any such proceeding in Licensor’s own name or, if required by applicable Law, in the name of Licensee and may join Licensee as a party if a court of competent jurisdiction determines Licensee is an indispensable party to such proceeding. Licensee shall cooperate in all respects with Licensor in the all actions taken under this Section 9, and assist in all reasonable ways, including having its employees testify when requested, and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

(b) If Licensor undertakes the enforcement or defense of any Licensed Patent:

(i)  any recovery, damages, or settlement derived from such suit, action, or other proceeding shall be retained in its entirety by Licensor; and

(ii)  Licensor may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of Licensee provided that Licensor shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of any of Licensee concerning the Licensed Patents and Licensed Know-How without Licensee’s prior written consent, which consent may not be unreasonably withheld or delayed.

9.3  Claims.

(a) If any suit, action, or other proceeding alleging invalidity or infringement of any Licensed Patent is brought against Licensee or any Sublicensee, Licensor, shall, as soon as practicable and, in no event later than thirty (30) Business Days after commencement of such suit, action, or other proceeding, intervene and take over the sole defense of the suit, action, or other proceeding at its own expense.

(b) If Licensor fails to defend any such suit, action or other proceeding alleging invalidity or infringement of any Licensed Patent against Licensee or any Sublicensee, and the failure to so defend would have an adverse effect on any Licensed Patents, then Licensee shall have the right to assume the defense against such claim at its own expense and by counsel of its own choice; provided Licensee shall not have the right to settle any patent infringement litigation under this Section 9.3(b) in a manner that diminishes the rights or interests of the Licensor without the consent of the Licensor (which shall not be unreasonably withheld).

(c) During the pendency of any such proceeding or any appeal thereof, any payment hereunder to Licensor shall be paid by Licensee into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favorable final resolution of such proceeding or any appeal thereof retaining the full rights, Licensee shall resume paying Licensor all amounts due under this Agreement, and all funds in such escrow account shall be paid to Licensor. Upon an unfavorable final resolution of such proceeding or any appeal thereof, the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance, if any, paid to Licensor.

9.4 Licensee Challenge To Licensed Patents. If, during the Term, Licensee, its Affiliate and/or any Sublicensee institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit, or other proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable (a ”Licensed Patent Challenge”), Licensor has the right to immediately terminate this Agreement with notice to Licensee and with no opportunity for Licensee to cure and this Agreement will immediately terminate effective as of the first date of Licensee’s, its Affiliate’s and/or any Sublicensee’s first filing or participation in the Licensed Patent Challenge.

10.	Compliance with Laws.

10.1 Regulatory Clearance. Licensee itself or through any of its Sublicensees shall, at Licensee’s or Sublicensees’ expense, comply with all regulations and safety standards concerning the Applied DNA Technology developed and commercialized by or under the authority of Licensee and obtain all necessary governmental approvals for the development, production, distribution, sale, and use of the Applied DNA Technology developed and commercialized by or under the authority of Licensee, including any safety or clinical studies.

10.2 Recordation of License. If recordation of this Agreement or any part of it by a national or supranational agency is necessary for Licensee or Licensor to fully enjoy the rights, privileges, and benefits of this Agreement, Licensee shall, at its own expense and within sixty (60) Business Days of the Effective Date, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational patent agency. Licensee shall (a) provide to Licensor for Licensor’s review and approval all documents or information it proposes to record at least thirty (30) Business Day’s prior to the recordation thereof, and (b) promptly notify Licensor with verification of Licensee’s recordation or any related agency ruling. In making any such disclosures, Licensee shall maintain, to the fullest extent permitted by Law, the confidentiality of this Agreement, the terms and conditions of this Agreement, and any other Licensor Confidential Information. Any specific disclosure made in accordance with this Section and not objected to by Licensor shall not constitute a breach of the Licensee’s obligations under Section 11(Confidentiality).

10.3 Export Compliance. Neither Licensee nor any of its permitted Sublicensees shall, directly or indirectly, export or re-export the Applied DNA Technology (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable U.S. Laws. Licensee and each Sublicensee shall include a provision identical in substance to this Section in its agreements with its permitted Sublicensees, third party wholesalers, distributors, customers, and end-users requiring that these Persons comply with all applicable U.S. Laws, including all applicable U.S. export Laws.

10.4 Patent Marking. Licensee and any permitted Sublicensee shall comply with the patent marking provisions of 35 USC § 287(a), if applicable, by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the numbers of the relevant Licensed Patents or a web address that is freely accessible to the public and that associates the Licensed Products with the relevant Licensed Patents. Licensee and any permitted Sublicensee shall also comply with the patent marking laws of the relevant countries in the Territory.

11.	Confidentiality

11.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for five (5) years thereafter:

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)  maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 11.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 11.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 11.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

11.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)  if legally permitted to do so, provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 11; and

(b)  disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under this Section 11, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

11.3 Compulsory Disclosure. If a Party is disclosing any Confidential Information because it is required to do so to comply with a statute, ordinance or regulation or compulsory legal process, including, without limitation, its reporting requirements under the Securities Exchange Act of 1934, as amended, and/or the Securities Act of 1933, as amended, such Party intending to make such disclosure shall give the other Party at least five (5) Business Days prior notice in writing of the text of the intended disclosure, unless such statute, ordinance, regulation or compulsory legal process would require earlier disclosure, in which event the notice shall be provided as early as practicable. A Party that determines it is required to file this Agreement with the U.S. Securities and Exchange Commission, Canadian SEDAR (System for Electronic Document Analysis and Retrieval) or any other governmental authority, shall request confidential treatment with respect to the terms of this Agreement, shall consult in good faith with the other Parties regarding such confidential treatment and shall use commercially reasonable efforts to have redacted from any publicly available version such provisions as the Parties may agree from any copies filed pursuant to such statute, ordinance, regulation or compulsory legal process.

11.4 Disclosure of Agreement Existence. The Parties expressly acknowledge and agree that each Party is permitted to publicly disclosure the existence of this Agreement subject the confidentiality obligations contained herein with regards to the terms of this Agreement.

12.	Representations and Warranties

12.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that as of the Effective Date:

(a)  it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)  it has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate/organizational action of the party; and

(d)  when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of that party, enforceable against that party in accordance with its terms.

12.2 Licensor’s Representations and Warranties. Licensor represents and warrants that:

(a)  The Licensed Patents are all the patents and/or patent applications owned by Licensor or in which Licensor has a licensable interest, that, with the accompanying licensed Know-How, are necessary or useful for Licensee to, use, offer to sell, sell, and import the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use, and, to the extent rights in any such additional patents and patent applications are required during the Term, Licensor hereby grants Licensee a license thereto;

(b)  it is the sole and exclusive legal and beneficial owners of the entire right, title, and interest in and to the Licensed Patents and Licensed Know-How, and are, and shall remain, during the Term, the record owner of all patent applications and issued patents that are Licensed Patents;

(c)  neither its grant of the licenses, nor its performance of any of its obligations, under this Agreement does or to its knowledge will at any time during the Term:

(i)  conflict with or violate any applicable Law;

(ii)  require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or

(iii)  require the provision of any payment or other consideration to any third party.

(d)  there is no settled, pending, or to its Knowledge threatened litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license):

(i)  alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or noninfringement of, or error in any Licensed Patents; or

(ii)  challenging Licensor’s ownership of, or right to practice or license any Licensed Patents or the Licensed Know-How, or alleging any adverse right, title, or interest with respect thereto.

(e)  it has no Knowledge, after reasonable investigation, of any factual, legal, or other reasonable basis for any litigation, claim, or proceeding described in Section 12.2(d);

(f)  it has not received any written, oral, or other notice of any litigation, claim, or proceeding described in Section 12.2(d);

(g)  it has not brought or threatened any claim against any third party alleging infringement/misappropriation of any Licensed Patents or the Licensed Know-How, nor, to its Knowledge, is any third party infringing or, to its Knowledge, preparing or threatening to infringe any patent, or practicing any claim of any patent application, included as Licensed Patents;

(h) it has not granted, and will not knowingly grant, licenses or other rights under the Licensed Patents and Licensed Know-How that are in conflict with the terms and conditions of this Agreement;

(i) to its Knowledge, Licensee’s contemplated use of the Licensed Patents and Licensed Know-How as represented to Licensor does not infringe any valid rights of any third party;

(j) there are no actions for infringement against Licensor with respect to items it manufactures and sells embodying the invention of the Licensed Patents anywhere in the world; and

(k) the Applied DNA Technology is safe for the purposes expressed in this Agreement, including the use of the Applied DNA Technology on substrates used for human consumption.

12.3 Licensee’s Representations and Warranties. Licensee represents and warrants that:

(a) it has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could: (i) invalidate or render unenforceable any claim of any Licensed Patents; or (ii) cause any claim of any Licensed Patent to fail to issue or be materially limited or restricted as compared with its currently pending scope;

(b) with the exception of a Backup License Event, it will not procure, or attempt to procure, the Applied DNA Technology, including without limitation, DNA tags, DNA tag authentication technologies, and/or DNA tag application technologies from any third-party unless approved in writing by Licensor or in the case of material breach of this Agreement by Licensor; and

(c) it has conducted satisfactory due diligence regarding the Licensed Patents, the Licensed Know-How and the Applied DNA Technology and is satisfied with the outcome of its due diligence inquiry.

13. Exclusion of Consequential and Other Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY (OR ANY SUBLICENSEE) OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

14.	Indemnification.

14.1 Licensor Indemnification. Licensor shall indemnify, defend, and hold harmless Licensee and its officers, directors, employees, agents, successors, and assigns (each, a “Licensee Indemnitee”) against all Losses arising out of or resulting from any third party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement including but not limited to claims by a third party of infringement based on the manufacture, use, or sale of items embodying the inventions of the Licensed Patents and/or the Applied DNA Technology.

14.2 Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its officers, directors, employees, agents, successors, and assigns (each, a “Licensor Indemnitee”) against all Losses arising out of or resulting from any Action related to, arising out of, or resulting from Licensee breach of any representation, warranty, covenant, or obligation under this Agreement.

14.3 Indemnification Procedure. The indemnified party shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnified party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to indemnified party to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of any indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 14.3 shall not relieve the indemnifying party of its obligation under this Section 14, except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

15.	Term and Termination.

15.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 15.2, remain in force on a country-to-country basis as follows (the “Term”):

(a) for rights and obligations concerning the Licensed Patents, until the expiration of the last to expire Valid Claim of a Licensed Patent in such country; and

(b) for rights and obligations concerning the Licensed Know-How, until twenty (20) years after the Effective Date.

15.2 Termination

(a) Either party may terminate this Agreement on written notice to the other party if the other party materially breaches this Agreement and such breach:

(i)  is incapable of cure; or

(ii)  being capable of cure, remains uncured sixty (60) Business Days after the breaching party receives written notice thereof.

(b) Either Party may terminate this Agreement, effective immediately, if the other party:

(i)  is dissolved or liquidated or takes any corporate action for such purpose;

(ii)  becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(iii)  files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;

(iv)  makes or seeks to make a general assignment for the benefit of its creditors; or

(v)  applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

15.3 Return of Confidential Information. On any expiration or termination of the entirety of this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party’s\ Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems; and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 15.3.

15.4 Survival. The rights and obligations of the parties set forth in this Section 15.4 and Section 1 (Definitions), Section 11 (Confidentiality), Section 12 (Representations and Warranties), Section 13 (Limitation of Damages) Section 14, (Indemnification), Section 16 (Backup License) and Section 19 (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

16.	Backup License

16.1 Scope of Grant. Subject to the terms and conditions of this Agreement, upon the occurrence of a Backup License Event, Licensor agrees to grant, and hereby grants, to Licensee and its Affiliates, with the exceptions set forth below, the Backup License solely to enable Licensee to manufacture and/or practice the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use, to the extent required to comply with Licensee’s ongoing commercial obligations. The Backup License shall become effective only upon the occurrence of a Backup License Event and receipt by Licensor of the BL Exercise from Licensee. In the event of a Backup License Event, Licensee shall have the right to grant sublicenses under the Backup License only to (ii) its Affiliates; and/or (ii) third parties, but only to the extent such sublicense is necessary to comply with Licensee’s ongoing commercial obligations.

16.2 Effect of BL Exercise.

(a)       A BL Exercise may occur only while a Backup License Event is continuing. In the event of a BL Exercise, Licensor shall cooperate with Licensee in effecting the transfer of such technology as is necessary or useful, and shall provide such technical assistance as may reasonable required and recommending suitably qualified and experienced personnel for undertaking the responsibilities necessary for Licensee to manufacture and/or practice the Applied DNA Technology to the extent required to comply with Licensee’s ongoing commercial obligations. In addition, upon the commencement of and during the pendency of a Backup License Event, Licensee shall have a right of first refusal to purchase from Licensor any physical asset necessary to manufacture the Applied DNA Technology.

(b)       Should any Backup License under this Article 16 fail due to legal, equitable, or regulatory reasons, Licensor covenants that neither it nor any of its Affiliates, successors, or designees, will assert any claim of any Licensed Patent hereunder against Licensee, its Affiliates or customers during the continuation of a Backup License Event.

16.3 Backup License Event. Licensee shall not exercise the Backup License granted herein unless and until the occurrence of Backup License Event.

16.4 Termination of Backup License. Upon Licensor’s cure of a Backup License Event, the Backup License shall immediately terminate.

16.4 Escrow. Within sixty (60) Business Days after the Effective Date, Licensor agrees to place into escrow with an escrow agent and enter into an escrow agreement reasonably acceptable to Licensee, all Know-How pertaining to the Applied DNA Technology necessary for Licensee to exercise its Backup License under this Section 16.

17.	Limited Trademark License.

17.1 License Grant. During the term of this Agreement, Licensor grants to Licensee and any Sublicensee a non-exclusive, royalty-free license to use the trademarks following trademarks owned by Licensor solely for the purpose of promoting, marketing and disclosing the Applied DNA Technology to its customers and potential customers in the Exclusive and Non-Exclusive Fields of Use. All goodwill and benefit arising from such use of the trademarks shall insure to the sole and exclusive benefit of Licensor.

-   SigNature®

-   CertainT®

-   AppliedDNASciences®

17.2 Licensor Monitoring. The Licensee confirms and agrees that with respect to any use of the marks licensed pursuant to this Section 17, Licensor has the authority to and shall exercise the following monitoring and quality control rights: (i) each press release, advertisement, promotional material, web site content, disclosure document or other material or document (“Materials”) on which the Licensee proposes to display any of the licensed marks shall be submitted to Licensor for its prior written approval before such Materials are used, (ii) all such Materials shall be of high quality so as to support and enhance the reputation of the Licensor, (iii) all permitted advertising, marketing and promotion using the marks shall be conducted in compliance with all applicable laws and regulations, (iv) the Licensee agrees to use such trademark notices as the Licensor may reasonably require in connection with its use of any of the marks, and (v) in order for the Licensor to verify the Licensee’s compliance herewith, the Licensee shall provide Licensor with such samples of, and shall allow Licensor such access for inspection of, any Materials bearing any of the marks as Licensor may reasonably request from time to time.

17.3 Effect of Termination. Subject to the terms of this Agreement, upon termination or expiration of this Agreement for any reason, the Licensee shall immediately cease all use of Licensor’s Marks, either alone or in conjunction with another term, as well as all Materials. Licensee agrees that they will not thereafter readopt or use any trademark, service mark, trade or corporate name or business title, or other indicium of origin, which consists of, or includes therein, any of the Licensor Marks, any portion thereof, or any trademark confusingly similar to any of the Licensor Marks.

18.	Additional Party Obligations

18.1	Obligations in General.

(a) The Parties will collaborate on the strategic commercial development of the Applied DNA Technologies in the Exclusive and Non-Exclusive Fields of Use. The Parties will work collaboratively with potential or actual customers to facilitate the commercialization of the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use, to set mutually agreeable pricing and create marketing content.

(b) Within sixty (60) Business Days of the Effective Date of this Agreement, the Parties shall use good faith efforts to execute a mutually acceptable supply and pricing agreement for the Applied DNA Technology (the “Supply Agreement“) including, without limitation, all DNA taggants, DNA authentication devices/reagents and DNA taggant application systems utilizing the exemplary pricing set forth in Schedule B. In the event the Parties fail to reach a mutually agreeable Supply Agreement within 60 days of the Effective Date, the Parties agree to submit their dispute to a mutually agreeable third-party mediator whose decision shall be binding.

18.2	Obligations of Licensor. Licensor shall, from the Effective Date:

(a) Upon mutually agreed upon prices, supply all DNA taggants, DNA authentication devices/reagents and DNA taggant application systems to Licensee and/or any Sublicensee necessary to practice the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use;

(b) provide technical and commercial support relating to the Applied DNA Technology to Licensee and/or Sublicensees, including attending customer meetings;

(c) attend at least 6 international trade shows and other industry events annually with Licensee; and

(d) provide all materials as reasonably necessary to assist Licensee in the marketing of the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use.

18.3	Obligations of Licensee. Licensee shall, from the Effective Date:

(a) work with Licensor to establish mutually acceptable customer pricing for the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of use, taking into account economic feasibility;

(b) exclusively obtain or purchase DNA taggants, DNA authentication devices/reagents and DNA taggant application systems from Licensor. This obligation shall extend to all Sublicensees, and Licensee agrees to include this obligation in any sublicense agreement;

(c) use commercially reasonable efforts to market the Applied DNA Technology within the Exclusive and Non-Exclusive Fields of Use. The foregoing does not prohibit Licensor from undertaking additional marketing activities, at its discretion, for the Applied DNA Technologies in the Exclusive and Non-Exclusive Fields of Use;

(d) to promptly inform Licensor of any alternative technologies competing with the Applied DNA Technologies in the Exclusive and Non-Exclusive Fields of Use for the tracking and tracing of legal cannabis, hemp, or their derivative products; and

(e) provide to Licensor, at Licensor’s request, an annual marketing plan, sales plan and 12-month sales forecast for the Applied DNA Technology in the Exclusive and Non-Exclusive Fields of Use.

19.	Miscellaneous.

19.1 Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property”’ as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Licensee shall have all rights, elections, and protections under the Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a)  subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement; and

(b)  Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

19.2 Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, including any obligation to timely make any payment hereunder, when and to the extent such failure or delay is caused by:

(a)	acts of nature;

(a)	flood, fire, or explosion;

(b)	cyber attack;

(c)  war, terrorism, invasion, riot, or other civil unrest;

(d)  embargoes or blockades in effect on or after the date of this Agreement;

(e)  national or regional emergency;

(f)  strikes, labor stoppages or slowdowns, or other industrial disturbances;

(g)  any passage of law or governmental order, rule, regulation, or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or

(h) national or regional shortage of adequate power or telecommunications or transportation facilities:

(each of the foregoing, a “Force Majeure Event”), in each case, provided that (i) such event is outside the reasonable control of the affected party; (ii) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (iii) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

19.3 Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

19.4 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

19.5 No Public Announcements. Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party.

19.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one Business Day after being sent, if sent by a nationally recognized overnight courier; (c) on the date sent by e-mail, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fourth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section).

If to Licensor:	Applied DNA Sciences, Inc. 50 Health Sciences Drive Stony Brook, New York 11790 Attention: James A. Hayward, Chief Executive Officer E-Mail: james.hayward@adnas.com

If to Licensee:

ETCH BioTrace S.A.,

International Business Park Unit 5B
Building 3860 Panama Pacifico

Republic of Panama, 000000

Attention: Jason Warnock, Chief Executive Officer

E-Mail Address:

jwarnock@theracanncorp.com

19.7 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

19.8 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19.9 Entire Agreement. This Agreement, together with any Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

19.10 Assignment. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensor’s consent. Licensor may not assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s prior written consent, which consent shall not be unreasonably withheld. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

19.11 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19.12 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.13 Governing Law, Jurisdiction and Enforcement. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

Any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, and excepting claims for temporary or preliminary injunctive relief or any form of equitable relief, shall be submitted to mediation in accordance with the WIPO Mediation Rules. The place of mediation shall be New York, NY. The language to be used in the mediation shall be English.

If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within ninety (90) days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of 90 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The arbitral tribunal shall consist of a sole arbitrator. The language to be used in the arbitration shall be English.

19.14 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

19.15 Equitable Relief. Each Party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

19.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.17 Waiver of Illegality Defense. The Parties acknowledge that there is a certain level of legal uncertainty relating to contracts for the provision of services to the legal cannabis industry. As such, both Parties hereby expressly waive any defense based upon illegality in relation to any dispute arising in connection with this Agreement.

19.18 Press Release. Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for approval, which approval shall not be unreasonably withheld or delayed by such other Party. The Parties agree to issue a mutually agreeable press release within seven (7) days of the Effective Date.

[Signature Page Follows]

IN WITNESS THEREOF, the Parties, through their authorized officers, have executed this Agreement as of the Effective Date.

Applied DNA Sciences, Inc.

By:	/s/ James A. Hayward
Name: James A. Hayward
Title: Chief Executive Office
Date: March 28, 2019

APDN (B.V.I.), Inc.

By:	/s/ James A. Hayward
Name: James A. Hayward
Title: Chief Executive Office
Date: March 28, 2019

ETCH BioTrace S.A.

By:	/s/ Jason Warnock
Name: Jason Warnock
Title: Chief Executive Officer
Date: March 28, 2019

Schedule A

•	US 16/265,631 System and Method for Tracking Origin if Cannabis Products and Cannabis Derivative Products

•	PCT/US19/16385 System and Method for Tracking Origin if Cannabis Products and Cannabis Derivative Products

•	US 62/700,021 Plant Material Spraying System

•	US 9,919,512 DNA Marking of Previously Undistinguished Items for Traceability

•	US 9,790,538 Alkaline Activation for Immobilization of DNA Taggants

•	CA 2,903,728 Security System and Method of Marking an Inventory and/or Person in the Vicinity

•	EU 18178632.8 Security System and Method of Marking an Inventory and/or Person in the Vicinity

•	EU 13847647.8 Security System and Method of Marking an Inventory and/or Person in the Vicinity

•	US 14/570,242 Security System and Method of Marking an Inventory and/or Person in the Vicinity

•	US 9,266,370 DNA Marking of Previously Undistinguished Items for Traceability

[Portions of this exhibit have been omitted because the information is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The omissions have been indicated by bracketed asterisks (“[***]”).]

Schedule B

All pricing contained in this Schedule is exemplary, and is based upon current tagging and testing methods as developed as of the Effective Date of the Agreement. All prices are in USD.

Unit Pricing

Product Description	Price to be paid by Licensee
DNA taggant	$[***] per [***]
DNA taggant application system	$[***] per unit
DNA authentication device	$[***] per unit
DNA authentication reagents	$[***] per test well

Profit Share

The Parties agree that no profit share shall be paid between the Parties until such time as Licensee has gross profits of $6M from the ETCH BioTrace Platform. Immediately upon Licensee reaching $6M in gross profits from the ETCH BioTrace Platform, Licensor shall receive a fifty percent (50%) profit share from Licensee based on Licensee’s Net Proceeds relating to the ETCH BioTrace Platform. “Net Proceeds" shall mean Licensee’s gross sales on the ETCH BioTrace Platform less Licensee’s costs of goods for the ETCH BioTrace Platform. The “ETCH BioTrace Platform” shall be defined as any platform or platform implementations and support services that utilize or relate to the Applied DNA Technology in the Exclusive and/or Non-Exclusive Fields of Use, including but not limited to the platform described by the website https://etchbio.solutions/, as amended or updated from time-to-time.